UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 27, 2014

COLUMBIA BANKING SYSTEM, INC.

(Exact name of registrant as specified in its charter)

Washington

(State or other jurisdiction of incorporation)

000-20288	91-1422237
(Commission File Number)	(IRS Employer Identification No.)

1301 A Street

Tacoma, WA 98402

(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: (253) 305-1900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 28, 2014, Columbia Banking System, Inc. (the “Company”) announced that Mr. Ford Elsaesser has been appointed to the Board of Directors of the Company and to the Board of Directors of the Company’s wholly owned subsidiary, Columbia State Bank (the “Bank”), effective upon consummation of the merger of Intermountain Community Bancorp, an Idaho corporation (“Intermountain”) with and into the Company, which is expected to occur on or about November 1, 2014. Mr. Elsaesser has been appointed to the Trust Committee of the Bank and to the Audit Committee of both the Company and the Bank. A copy of the Company’s press release announcing the director appointment is attached hereto as Exhibit 99.1.

Mr. Elsaesser is currently Chairman of the Board of Directors of Intermountain, having been appointed in 2013. He has served as a director of Intermountain since 1997. Mr. Elsaesser has a Bachelor of Arts degree in forestry from Goodard College, Vermont, and a law degree from the University of Idaho College of Law. Mr. Elsaesser is the managing and senior partner of the law firm of Elsaesser Jarzabek Anderson Elliott & Macdonald, Chtd. which he founded in 1979. Mr. Elsaesser has also served as the Idaho Chapter 7 Bankruptcy Trustee in nine northern Idaho counties since 1984, Chapter 12 Bankruptcy Trustee in northern Idaho and eastern Washington since 1986 and as court appointed receiver, examiner and Chapter 11 Trustee in numerous cases.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:     99.1     Press Release dated October 28, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 28, 2014	COLUMBIA BANKING SYSTEM, INC.

	By:	/s/ Melanie J. Dressel
Melanie J. Dressel President and Chief Executive Officer